EXHIBIT 99.17

Guardian 8 Receives Favorable Bank Financing

$700,000 Revolving Line of Credit Ensures Initial Inventory Production Order

SCOTTSDALE, AZ--(Marketwired - Jan 22, 2014) - Guardian 8 Corporation, the wholly-owned operating subsidiary of Guardian 8 Holdings, (OTCQB: GRDH) a provider of enhanced non-lethal [ENL] defense devices, announced it has secured a $700,000 revolving line of credit with Cornerstone Bank of Overland Park, KS. Terms of the credit line are considered highly favorable for Guardian 8, which consists of a one year, 6% interest-only loan. The line of credit is secured by product inventory, work in progress, accounts receivable, and a personal guarantee by Guardian 8's CEO, Steve Cochennet.

"With this line of credit, Guardian 8 will have nearly half of its initial 10,000 unit production order for Pro V2 enhanced non-lethal devices pre-paid for 2014 delivery from our manufacturing facility, placing us in an excellent position to turn inventory into bottom-line results," said Cochennet. "This allows us to apply future investment capital towards growth of the company and additional hiring within the revenue generating areas of the company."

Initial sales of the Guardian 8 Pro V2 product line began in the second half of 2013 with test and evaluation units. The Pro V2 received favorable customer comments with its initial deployment and the company began reporting its first revenues. With this new financing and ability to acquire inventory, sales are expected to expand throughout fiscal 2014.

For additional details on Guardian 8 please visit the Guardian 8 website.

About Guardian 8
Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Arizona.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Nova Security Group agreement; actual sales to be derived under the agreement; size of orders received for Guardian 8's products; acceptance of Guardian 8's products in the education industry; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Lance Beckham
Acorn Management Partners
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